Exhibit 99.1



         Washington, D.C. -- June 23, 1997 -- CarrAmerica Realty Corporation (NYSE:CRE) announced today a proposed private offering of an aggregate of $200 million principal amount of its long-term debt, in the form of $75 million aggregate principal amount of Notes due 2004 and $125 million aggregate principal amount of Notes due 2007.

         The offering will be made by means of an offering memorandum to qualified institutional buyers and certain institutional accredited investors, and the Notes will have certain registration rights. Proceeds of the offering will be used to fund acquisition and development activities, either through direct payments or repayment of borrowings incurred to fund such activities, and for general corporate purposes.

         The Notes being offered in the private placement have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

         In addition, CarrAmerica currently intends to make an offering, pursuant to a registration statement filed with the Securities and Exchange Commission, of Series B Cumulative Redeemable Preferred Stock. The offering will be made only by means of a prospectus to be filed with the Securities and Exchange Commission.

         CarrAmerica Realty Corporation is a publicly traded real estate investment trust that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban markets across the United States.